UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd

Suite 500

The Woodlands, TX 77380

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (832) 413-4770

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement

On March 1, 2015, Brad N. Graves’s employment agreement with Summit Midstream Partners, LLC (“Summit Investments” or the “Company”) was amended and restated. Mr. Graves is the Executive Vice President, Chief Commercial Officer of the Company and Summit Midstream GP, LLC (the “general partner”), which manages and operates Summit Midstream Partners, LP (“SMLP” or the “Partnership”).

Mr. Graves’s employment agreement has an initial term of two years, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term.  Mr. Graves’s employment agreement provides for an annual base salary of $325,000, and a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary. Mr. Graves is entitled to receive a prorated annual bonus (based on target) if his employment is terminated by the Company without cause or due to death or disability. In addition, Mr. Graves’s employment agreement also provides for reimbursement of certain business expenses incurred in connection with his employment, and reimbursement for tax preparation expenses in the amount of $10,000 per year.

Mr. Graves’s employment agreement provides for a cash severance payment upon a termination by the Company without cause or by Mr. Graves for good reason, which is defined generally as the officer’s termination of employment within two years after the occurrence of (i) a material diminution in the named executive officer’s authority, duties or responsibilities, (ii) a material diminution in the officer’s base compensation, (iii) a material change in the geographic location at which the officer must perform his services under the agreement or (iv) any other action or inaction that constitutes a material breach of the employment agreement by the Company (each a “Qualifying Termination”). In the event of a Qualifying Termination other than in the period beginning six months prior to a change in control of the Company and ending on the 12-month anniversary of such a change in control, Mr. Graves’s severance payment will be equal to the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year. If a Qualifying Termination occurs during the period beginning six months prior to a change in control and ending on the 12-month anniversary of such a change in control, Mr. Graves’s severance payment will increase to one and one-half times the sum of his annual base salary and the immediately preceding year’s bonus.

Following any termination of employment other than one resulting from non-extension of the term, his employment agreement provides that Mr. Graves will be subject to a post-termination non-competition covenant through the severance period, and, following any termination of employment, Mr. Graves will be subject to a one-year post-termination non-solicitation covenant. If Mr. Graves’s employment is terminated due to non-extension of the term, the Company may choose to subject him to a non-competition covenant for up to one year post-termination. If the Company exercises this “noncompete option”, then Mr. Graves would be entitled to a severance payment in an amount equal to the sum of his annual base salary and annual bonus payable in respect of the preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by the Company) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period. Following any termination of employment, the Company has agreed to pay the out-of-pocket premium cost to continue Mr. Graves’s medical and dental coverage for a period not to exceed 18 months, with such coverage terminating if any new employer provides benefits coverage.

Mr. Graves’s employment agreement also provides that all equity awards granted to Mr. Graves under the LTIP and held by him as of immediately prior to a change in control of us will become fully vested immediately prior to the change in control.

Mr. Graves’s employment agreement provides that, if any portion of the payments or benefits provided to Mr. Graves would be subject to the excise tax imposed in connection with Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced if such reduction would result in a greater after-tax payment to Mr. Graves.

Other Changes to NEO Compensation Arrangements

On February 26, 2015, the board of directors of our general partner approved changes to the compensation arrangements of certain of the general partner’s named executive officers.  Mr. Newby’s annual incentive bonus target for 2015 was increased from 100% to 150% of his annual base salary, and his annual equity award target under the Partnership’s 2012 Long-Term Incentive Plan was increased from 225% to 250% of his annual base salary.  Also, Mr. Harrison’s and Mr. Degeyter’s annual incentive bonus targets for 2015 were increased from 75% to 100% of annual base salary.  Effective March 15, 2015, Mr. Harrison’s title will be changed to Executive Vice President and Chief Financial Officer, and Mr. Degeyter’s title will be changed to Executive Vice President, General Counsel and Chief Compliance Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	† Amended and Restated Employment Agreement, dated March 1, 2015, by and between Summit Midstream Partners, LLC and Brad N. Graves

† Management contract or compensatory plan or arrangement that is being filed as an exhibit pursuant to Item 9.01(d) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: March 4, 2015	/s/ Matthew S. Harrison
Matthew S. Harrison, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated March 1, 2015, by and between Summit Midstream Partners, LLC and Brad N. Graves